Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement No. 3 dated May 17, 2005
to Prospectus declared
effective on April 21, 2005,
as supplemented by
Prospectus Supplement No. 1
dated May 11, 2005 and
Prospectus Supplement No. 2
dated May 12, 2005
(Registration No. 333-123906)

GURUNET CORPORATION

This Prospectus Supplement No. 3 supplements our Prospectus dated April 21, 2005, as supplemented by Prospectus Supplement No. 1 dated May 11, 2005 and Prospectus Supplement No. 2 dated April 21, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 3 together with the Prospectus and Prospectus Supplements Nos. 1 and 2 thereto.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of GuruNet Corporation dated May 17, 2005;

Our common stock is listed on the American Stock Exchange under the symbol “GRU.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 17, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 17, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98, Jerusalem, Israel 91481
(Address of Principal Executive Offices) (Zip Code)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On May 17, 2005 at 8:35 a.m. PDT, Mr. Bob Rosenschein, founder, Chairman and CEO of GuruNet Corporation (“GuruNet”), delivered a presentation at the Thomas Weisel Partners Internet Conference 2005, at the Four Seasons Hotel, San Francisco, CA (the “Presentation”).

During the Presentation, Mr. Rosenschein stated that while the Company had in its recent earnings conference call (as later amended pursuant to an 8-K filing dated May 12, 2005) shared with the investor community that its May average daily ad revenue has shown over a 20% increase over April average daily ad revenue, the percentage expected for May 2005 increase over April 2005 is actually higher and closer to 30% - 40%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

Date: May 17, 2005	By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer